Exhibit 10.2
KIMBALL ELECTRONICS, INC.
LEADERSHIP TEAM SEVERANCE AND CHANGE IN CONTROL PLAN
Purpose of this Plan; Summary Plan Description
The purpose of this Kimball Electronics, Inc. Leadership Team Severance and Change in Control Plan (the “Plan”) is to ensure that Kimball Electronics Inc., an Indiana corporation (the “Company”), will have the continued dedication of certain key management employees by providing payment of severance benefits to eligible Leadership Team Members whose employment with the Company and its Affiliates is terminated for reasons described in this Plan. This Plan is effective as of November 21, 2023 (the “Effective Date”). This Plan supersedes the Company’s Executive Severance and Change in Control Plan effective July 1, 2021, and any other individual employment agreement, plan, program, guidelines, policy or arrangements previously in effect for the Leadership Team Members by which severance benefits would be provided by the Company.
The Plan is intended to be an unfunded welfare plan maintained primarily for the purpose of providing severance benefits to a select group of key management employees. All benefits payable under this Plan shall be paid directly by the Company out of its general assets. The Company shall not be required to segregate on its books or otherwise any amount to be used for the payment of benefits under this Plan. This Plan is not funded and has no assets.
Payments under this Plan are intended to be exempt from, or comply with, the requirements of Section 409A of the Code (as defined below) together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”) and shall be interpreted accordingly. However, in no event is the Company responsible for any tax or penalty owed by a Participant with respect to the payments under the Plan.
This document is the Plan document, and also serves as the summary plan description of the Plan as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
A.    Definitions.
1.“Administrator” means the Compensation Committee, which shall be the Plan’s “administrator” within the meaning of section 3(16) of ERISA.
2.“Affiliate” means any entity that is a member of a controlled group of corporations or a group of other trades or businesses under common control, within the meaning of Code Section 414(b) or (c).

3.“Base Salary” means the Participant’s annual base salary at the highest rate in effect during the three (3) years immediately prior to the Participant’s Qualifying Termination.
4.“Board of Directors” or “Board” means the board of directors of the Company.
5.“Bonus Amount” means the higher of (i) the Participant’s target cash incentive for the year in which the Participant’s Qualifying Termination occurs, or (ii) the Participant’s average annual cash incentive award for the three (3) annual cash incentive periods immediately prior to the Participant’s Qualifying Termination.
6.“Cause” means, with respect to termination of a Participant's employment by the Company, one or more of the following occurrences, as determined by the Board: (i) Leadership Team Member's willful and continued failure to perform substantially the duties of Leadership Team Member's position or to follow lawful instructions of a senior Leadership Team Member or the Board of Directors, if such failure continues for a period of five (5) days after the Company delivers to Leadership Team Member a written notice identifying such failure; (ii) Leadership Team Member's conviction of a felony or of another crime that reflects adversely on the Company as reasonably determined by the Company; (iii) Leadership Team Member's engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude; or (iv) Leadership Team Member's material breach of their obligations under this Plan. For any of the stated occurrences to constitute "Cause" under this Plan, the Board of Directors must find that the stated act or omission occurred, by a resolution duly adopted by the affirmative vote of at least three-quarters (3/4) of the entire membership of the Board of Directors, after giving reasonable notice to Leadership Team Member and an opportunity for Leadership Team Member, together with Leadership Team Member's counsel, to be heard before the Board of Directors on the issue of “Cause”.
7.“Change in Control” means the consummation of any of the following that is not an Excluded Transaction: (i) the acquisition, by any one person or more than one person acting as a Group, of Majority Ownership of the Company through merger, consolidation, or stock transfer; (ii) the acquisition during any twelve- (12-) month period, by any one person or more than one person acting as a Group, of ownership interests of thirty-five percent (35%) or more of the total voting power of the Company; (iii) the acquisition of ownership during any twelve- (12-) month period, by any one person or more than one person acting as a Group, of forty percent (40%) or more of the total gross fair market value of the assets of the Company; or (iv) the replacement of a majority of members of the Board of Directors during any twelve- (12-) month period, by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. "Excluded Transaction" means any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Code Section

409A(a)(2)(A)(v) and its interpretive regulations; "Majority Ownership" of an entity means ownership interests representing more than fifty percent (50%) of the total fair market value or of the total voting power of all ownership interests in the entity; "Group" has the meaning provided in Code Section 409A and its interpretive regulations with respect to changes in ownership, effective control, and ownership of assets; and an individual who owns a vested option to purchase either stock or another ownership interest is deemed to own that stock or other ownership interest.
8.“Change in Control Protection Period” means the period of time beginning on the date of the consummation of the Change in Control and ending on the twenty-four (24-) month anniversary of such Change in Control.
9.“COBRA” means the group health plan continuation requirements in Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code.
10.“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
11.“Compensation Committee” means the Talent, Culture, and Compensation Committee of the Board.
12.“Equity Awards” mean all stock options, performance share awards, restricted stock units and such other equity-based awards granted by the Company pursuant to the Company’s equity award plans or agreements.
13.“Good Reason” means, with respect to the termination of employment by a Participant, one or more of the following occurrences, without Participant’s written consent: (i) a material adverse change in the nature or scope of Leadership Team Member's responsibilities; (ii) a material reduction in Leadership Team Member's then effective salary rate or target bonus amount (other than as a result of a broad based reduction of salary similarly affecting other Company Leadership Team Members having comparable rank, authority and seniority); (iii) a significant diminution in Leadership Team Member's position, authority, duties, or responsibilities; or (iv) a relocation of Leadership Team Member's principal site of employment to a location more than fifty (50) miles from the principal employment site; provided that (A) Leadership Team Member provides Company with written notice that Leadership Team Member intends to terminate Leadership Team Member’s employment hereunder for one of the grounds set forth herein within thirty (30) days of such ground occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Leadership Team Member terminates Leadership Team Member’s employment within sixty-five (65) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Leadership Team Member from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Plan, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Code Section 409A.
14.“Leadership Team Member” means the Company’s Chief Executive Officer and executives who (i) report directly to the Chief Executive Officer and (ii) the Company has selected for service on its Leadership Team.
15.“Participant” means an Leadership Team Member selected by the Administrator to participate in the Plan, who agrees to the Restrictive Covenants and who, upon a Qualifying Termination, is entitled, based on the provisions of the Plan, to Severance Benefits under this Plan.
16.“Qualifying Termination” means a Participant’s termination of employment by the Company (or a successor entity) or any of its Affiliates without Cause or by a Participant for Good Reason. For the avoidance of doubt, a Participant’s termination of employment for any reason other than by the Company or an Affiliate without Cause or by a Participant for Good Reason (including, without limitation, a termination of employment for Cause, retirement, death or disability, or a voluntary resignation by such Participant) shall not constitute a Qualifying Termination.
17.“Restrictive Covenants” means the covenants set forth in Appendix B attached hereto and made a part hereof.
18.“Severance Benefits” means the benefits payable to a Participant upon a Qualifying Termination determined by the Committee in accordance with Appendix A attached hereto and made a part hereof.
19.“Severance Period” means the period expressed as the number of months for which Severance Benefits is determined pursuant to Appendix A attached hereto and made a part hereof (notwithstanding that any Severance Benefits would be payable in a lump sum).
20.“Tier I Executive” means the Company’s Chief Executive Officer and any other senior officer so designated by the Administrator.
21.“Tier II Executive” means a Leadership Team Member who is the Company’s Chief Operating Officer; Chief Legal & Compliance Officer and Secretary; Chief Financial Officer; and any other senior officer so designated by the Administrator.
22.“Tier III Executive” means a Leadership Team Member who is not a Tier I or Tier II Executive and any other senior officer so designated by the Administrator.

B.    Eligibility.
A Participant is eligible for Severance Benefits under the Plan if they:
(a)    is a Participant on the day immediately before their Qualifying Termination;
(b)    has a Qualifying Termination;
(c)    agrees to resign, to the extent applicable, as a member of the Board (and any committees thereof) and as a director and/or officer of any Affiliate;
(d)    agrees to and reaffirms the Restrictive Covenants; and
(e)    timely executes under the terms of Section E of the Plan and does not revoke a general release of claims in a form acceptable to the Company (a “Release”), as well as any other documents as the Administrator may deem necessary or appropriate in connection with the payment of such Severance Benefits.
Notwithstanding the foregoing
(i)    if the Participant’s employment is terminated by the Company or an Affiliate and the Participant is given an immediate offer of employment with any Affiliate, subsidiary or joint venture of the Company, the Participant is not entitled to any Severance Benefits under this Plan. For avoidance of doubt, this provision is not intended to eliminate or modify the Participant’s right to Severance Benefits in the event the Participant resigns for Good Reason; and
(ii)    in the event any corporation, person or group of persons acting in concert begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps known to the Participant intending to effect a Change in Control, the Participant agrees to remain an employee of the Company or an Affiliate and to devote the Participant’s best efforts to render full-time services to the Company and its Affiliates commensurate with the Participant's position and shall not be entitled to any Severance Benefits under this Plan upon a Qualifying Termination unless and until the earliest of the following: (a) such other corporation, person or group has abandoned or terminated efforts to effect a Change in Control and a Qualifying Termination occurs thereafter; or (b) a Change in Control has occurred.
C.    Severance Benefits.
1.If the Administrator determines that a Participant is eligible to receive Severance Benefits under this Plan, the Severance Benefits to which the Participant shall be entitled will be determined by the Administrator as set forth in Appendix A hereto.

2.If the Participant’s Qualifying Termination does not occur during the Change in Control Protection Period, the amount of cash Severance Benefits will be paid in equal consecutive installments during the Severance Period at the same time and in the same manner as the Participant’s annual base salary would have been paid had the Participant remained in active employment during the Severance Period in accordance with the Company’s normal payroll practices in effect on the date of the Qualifying Termination (and commencing on the Company’s first payroll date following such Qualifying Termination).
3.If the Participant’s Qualifying Termination occurs during the Change in Control Protection Period, the amount of cash Severance Benefits will be paid in a single lump sum as soon as practicable within sixty (60) days following the Participant’s date of the Qualifying Termination; provided that if such sixty (60) day period spans two (2) calendar years, the Participant shall not have the right to designate the calendar year of payment.
4.The Company or its Affiliates, as applicable, may cause such amounts to be withheld from Severance Benefits under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements. However, whether Severance Benefits are eligible compensation under the Company’s benefit plans will be determined by the terms of such plans.
5.For a period of six (6) years following a Participant’s Qualifying Termination, the Company shall maintain at its expense directors’ and officers’ liability insurance providing coverage to the Participant no less favorable than the coverage provided to the then current directors and officers of the Company during such six (6) year period.
D.    COBRA Coverage.
1.Participant’s last date of coverage under the Company’s group health, dental and/or vision benefit plans shall be set forth in a written notice of coverage termination to the Participant.
2.During the Severance Period, the Company shall in its sole discretion, either (i) continue to provide to the Participant and the Participant’s eligible dependents or (ii) reimburse the Participant and the Participant’s dependents for, coverage under its group health plans, in each case at the same or reasonably equivalent levels in effect on the date of the Qualifying Termination and subject to the Participant paying the same cost for such coverage that would have applied had the Participant’s employment not terminated, based on the Participant’s elections in effect on the date of termination (the Company’s monthly payment for Participant’s health coverage pursuant to this sentence, the “Company Subsidy”); provided, however, that if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Severance Period to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (y) the Company is otherwise unable to continue to cover the Participant or Participant’s dependents under its group health plans, or (z) the Company cannot provide such benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, in lieu of such continued benefits or reimbursement, the Company shall instead pay to the Participant a cash amount equal to the Company Subsidy in substantially equal consecutive monthly installments over the remaining portion of the Severance Period commencing and continuing on the Company’s first regular payroll date of each calendar month. For the avoidance of doubt, the COBRA continuation period under Section 4980B of the Code shall run concurrently with the period of continued group health plan coverage pursuant to this Section.
E.    Release.
The Company shall deliver the Release to a Participant within seven (7) days following the date of their Qualifying Termination, and the Company’s failure to deliver a Release prior to the expiration of such seven (7) day period shall constitute a waiver of any requirement to execute a Release. If the Participant fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes their acceptance of the Release thereafter, such Participant shall not be entitled to any Severance Benefits under the Plan. For purposes of this Section E, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Participant, or, in the event that the Participant’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. If the Release Expiration Date falls in the calendar year following the calendar year in which the Participant’s employment terminates, then Severance Benefits under this Plan shall commence no earlier than January 1st of the calendar year following the year in which such termination of employment occurs. The payment of Severance Benefits under the Plan shall be subject to the provisions of this Plan and the terms and conditions of such Release, which are incorporated by this reference with respect to the payment of Severance Benefits and form a part of the Plan as applied to such Participant. To the extent that any payments of nonqualified deferred compensation (within the meaning of Code Section 409A) due under this Plan as a result of the Participant’s termination of employment are delayed pursuant to this Section E, such delayed amounts shall be paid in a lump sum on the Company’s first payroll date to occur on or immediately following the sixtieth (60th) day following the Participant’s date of termination.

F.    Certain Forfeitures and Repayments.
1.Notwithstanding any other provision of this Plan, the Company shall be entitled to cease payment or provision of all Severance Benefits under this Plan to any Participant and the Participant shall reimburse the Company for the full amount of any Severance Benefits they received under this Plan in the event the Participant subsequently discloses any of the trade secrets of the Company, its Affiliates or subsidiaries or materially violates any written covenants between a Participant and the

Company or any of its Affiliates, subsidiaries including, but not limited to, the Restrictive Covenants, or the Company’s confidentiality policy, or otherwise engages in conduct that may adversely affect the Company or any of its Affiliates or subsidiaries’ reputation or business relations. In addition, any Participant described in the preceding sentence shall forfeit any right to Severance Benefits under this Plan which have not yet been paid or provided. The Participant acknowledges that the Severance Benefits under this Plan are and shall be subject to and, when and to the extent applicable, governed by the Company’s compensation claw-back policy, as adopted by the Board and in effect as of or prior to a Participant’s Qualifying Termination, and that the Company may offset any Severance Benefits hereunder against amounts owing or recoupable under the claw-back policy, as determined by the Board.
2.If a Participant who is entitled to receive Severance Benefits under this Plan is reemployed by the Company (or any successor thereto) or any of its subsidiaries or Affiliates before all of their Severance Benefits under this Plan have been paid or provided in full, any Severance Benefits remaining to be paid or provided will be forfeited.
G.    Section 409A.
1.Notwithstanding any provisions of this Plan to the contrary, if a Participant is deemed at the time of their Qualifying Termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and as determined pursuant to applicable resolutions of the Board of Directors or as otherwise permitted by Code Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under the Plan (after taking into account all exclusions applicable to such termination benefits under Code Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such Participant’s Severance Benefits shall not be provided to the Participant prior to the earlier of (a) the expiration of the six- (6-) month period measured from the date of the Participant’s “separation from service” with the Company and its subsidiaries (as such term is defined in the Department of Treasury Regulations issued under Code Section 409A) or (b) the date of the Participant’s death. Any remaining Severance Benefits due under the Plan shall be paid as otherwise provided in this Plan. For purposes of applying the provisions of Code Section 409A to this Plan, each separately identified amount to which a Participant is entitled under this Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments shall be treated as a right to a series of separate and distinct payments.
2.For purposes of any provision of this Plan providing for the payment of any amount or benefit upon or following a termination of employment that constitutes “nonqualified deferred compensation” under Code Section 409A, a termination of employment shall not be deemed to have occurred unless such termination is also a

“separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
3.Neither the Company nor a Participant, individually or in combination, may accelerate any Severance Benefit payment or provision that is subject to Code Section 409A, except in compliance with Code Section 409A or an exception thereto and the provisions of this Plan; and no amount that is subject to Code Section 409A shall be paid or provided prior to the earliest date on which it may be paid or provided without violating Code Section 409A.
4.Notwithstanding anything herein to the contrary, no provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Code Section 409A from a Participant or any other individual to the Company or any of its Affiliates, employees, members of the Board or agents.
H.    Sections 280G and 4999 of the Code.
If any Severance Benefit a Participant would receive under this Plan, when combined with any other payment or benefit the Participant receives pursuant to the Participant’s Qualifying Termination (“Payment”), would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this Section H, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either payable in full or in such lesser amount (with cash payments being reduced by stock option or other equity-based compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. All determinations required to be made under this Section H, including whether and to what extent the Payment shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm or consulting firm experience in matters regarding Section 280G of the Code as may be designated by the Company (the “Professional Services Firm”). The Professional Services Firm shall provide detailed supporting calculations both to the Participant and the Company at such time as is requested by the Company. All fees and expenses of the Professional Services Firm shall be borne solely by the Company. Any determination by the Professional Services Firm shall be binding upon the Participant and the Company. For purposes of making the calculations required by this Section H, the Professional Services Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

I.    Taxable Reimbursements and In-Kind Benefits.
1.Any reimbursements by the Company to a Participant of any eligible expenses under this Plan that are not excludable from the Participant’s income for federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the Participant’s taxable year immediately following the year in which the expense was incurred.
2.The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to a Participant, during any taxable year of the Participant shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Participant.
3.The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
J.    Amendment or Termination of Plan.
This Plan may be amended or terminated by the Company at any time and from time to time, in its sole discretion; provided, that no such amendment or termination shall materially and adversely affect the rights of any Participant who has experienced a Qualifying Termination on or prior to such amendment or termination without their written consent.
K.    Governing Law.
To the extent that state law is applicable, (i) the internal laws of the State of Indiana without regard to any conflict of law provisions shall be controlling in all matters relating to this Plan, and (ii) any disputes or claims arising from this Plan or any benefit provided hereunder must be litigated in the appropriate court located in Dubois County, Indiana, or if jurisdiction will so permit, in the Federal District Court for the Southern District of Indiana. The Company and Participants hereby consent to the jurisdiction over each of them by such courts and waive all objections based on venue or inconvenient forum.
L.    Administration; General Rules.
1.This Plan is administered by Administrator. The Administrator, from time to time, may also appoint such individuals to act as the Administrator’s representatives as the Administrator considers necessary or desirable for the effective administration of the Plan.
2.The Administrator, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan.
3.In administering the Plan, the Administrator shall have the sole and absolute discretionary authority to construe and interpret the provisions of the Plan (and any related or underlying documents or policies), to interpret applicable law, and make factual determinations thereunder, including the authority to determine the eligibility of Leadership Team Members and the amount of Severance Benefits payable under the Plan. Any interpretation of this Plan and any decision on any matter within the discretion of the Administrator made by the Administrator in good faith is binding on all persons. If challenged in a legal proceeding, the Administrator's interpretations and determinations will be reviewed under the most deferential abuse of discretion standard of review.
4.If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Administrator.
5.This Section L may not be invoked by any Leadership Team Member, Participant or other person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Administrator.
6.The Administrator will apply uniform rules to all similarly situated Participants.
7.Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company, nor are any contractual obligations created.
8.Severance Benefits under this Plan may not be assigned but shall inure to the benefit of and be enforceable by a Participant's personal or legal representatives, executors, administrators, heirs, devisees and legatees, and to the Company’s successors and assigns.
M. Claims.
Under the terms of the Plan, the Administrator possesses the sole and absolute discretionary authority to interpret and construe the provisions of the Plan, as well as to make all determinations under the Plan, such as eligibility and Severance Benefits.
Claims for Severance Benefits under the Plan must be filed in writing with the Administrator. If an Leadership Team Member has a claim for Severance Benefits under the Plan that is denied in whole or in part, the Leadership Team Member will be notified in writing within ninety (90) days of filing the claim of (i) the specific reasons for the claim denial, (ii) the pertinent Plan provisions on which the denial is based, (iii) any additional material or information necessary for the Leadership Team Member to perfect their claim (with an explanation as to the reason such material or information is necessary), and (iv) further steps which the Leadership Team Member can take in order to have their claim reviewed (including a statement that the Leadership Team Member or their duly authorized representative may review pertinent Plan documents and obtain copies of them, free of charge, and submit issues and comments regarding the claim to the Administrator).
If an Leadership Team Member wants further consideration of their claim, the Leadership Team Member may request a review of their claim by filing a written request with the Administrator within ninety (90) days after the Leadership Team Member receives written notice of the denial of their claim. The Leadership Team Member’s request for review may, but need not, include a request for a hearing on the claim. If a hearing is requested, it will be held within thirty (30) days after the Leadership Team Member’s request for review. A final decision on the Leadership Team Member’s claim will be made by the Administrator and communicated to the Leadership Team Member within sixty (60) days after the Leadership Team Member files their request for review; provided, however, that if a hearing has been requested, the Administrator may extend said sixty- (60-) day period by up to thirty (30) additional days. Written notice of any such extension will be furnished to the Leadership Team Member prior to the beginning of the extension.
If a final decision on review is not furnished to the Leadership Team Member within the required time period, the Leadership Team Member’s claim is deemed to be denied on review. If the Leadership Team Member’s claim is denied on appeal, the Leadership Team Member will receive a letter informing them of the following:
•The specific reason or reasons for the adverse determination;
•Reference to the specific Plan provisions on which the Severance Benefits determination is based;
•A statement that the Leadership Team Member is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Leadership Team Member’s claim for Severance Benefits;
•A statement of the Leadership Team Member’s right to bring an action under section 502(a) of ERISA;
•If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the Leadership Team Member upon request.
ERISA STATEMENT
As an Leadership Team Member eligible to be a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:
•Examine, without charge, at the Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy, if applicable, of the latest annual report (Form 5500 Series) filed by the Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including, if applicable, insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.
•Receive a summary of the Plan’s annual financial report, if applicable to the Plan. The Administrator is required by law to furnish each participant with a copy of this summary annual report, if applicable to the Plan.
In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining Severance Benefits under the Plan or exercising your rights under ERISA.
If your claim for Severance Benefits under the Plan is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or, if applicable, the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for severance pay that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Administrator’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim was frivolous.
If you have any questions about the Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

PLAN IDENTIFICATION NUMBER AND ADMINISTRATION

Name of the Plan:	Kimball Electronics, Inc. Leadership Team Member Severance and Change in Control Plan
Type of Plan:	Employee welfare benefits plan
Plan Year:	January 1 – December 31
Plan Sponsor:	Kimball Electronics, Inc.
1205 Kimball Boulevard, Jasper, IN 47546
(812) 634-4000
Plan Sponsor’s Employer Identification Number:	35-2047713
Plan Identification Number:	502
Plan Administrator:
Kimball Electronics, Inc.’s Talent, Culture, and Compensation Committee is the Plan’s Administrator. The Administrator has the sole authority and discretion to interpret the terms of the Plan. Severance Benefits under the Plan will be paid only if the Administrator, or its designee, decides in its sole discretion that the Participant is entitled to them.

Named Fiduciary:	Kimball Electronics, Inc.’s Talent, Culture, and Compensation Committee is the named fiduciary under ERISA that has the authority to control and manage the operation and administration of the Plan.
Agent for Service of Legal Process:	Kimball Electronics, Inc., 1205 Kimball Boulevard, Jasper, Indiana 47546.

        APPENDIX A

This Appendix A specifies the Severance Benefits under the Plan for all Participants. Any term not defined in this Appendix A shall have the meaning set forth in the Plan.

Participant Group	Severance Benefits Upon a Qualifying Termination Not Within the Change in Control Protection Period	Severance Benefits Upon a Qualifying Termination during the Change in Control Protection Period
Tier I Leadership Team Members	•12 months Base Salary •12 months COBRA Coverage •1x Bonus Amount •Reimbursement of up to $25,000 for the costs of outplacement services for the 12-month period following the Qualifying Termination	•24 months Base Salary •24 months COBRA Coverage •2x Bonus Amount •Reimbursement of up to $25,000 for the costs of outplacement services for the 24-month period following the Qualifying Termination
Tier II Leadership Team Members	•9 months Base Salary • 9 months COBRA Coverage •.75 x Bonus Amount •Reimbursement of up to $25,000 for the costs of outplacement services for the 9-month period following the Qualifying Termination	•18 months Base Salary • 18 months COBRA Coverage •1.5x Bonus Amount •Reimbursement of up to $25,000 for the costs of outplacement services for the 18-month period following the Qualifying Termination
Tier III Leadership Team Members	•6-month Base Salary •6-months COBRA Coverage •.50 x Bonus Amount •Reimbursement of up to $25,000 for the costs of outplacement services for the 6-month period following the Qualifying Termination	•12-month Base Salary • 12-months COBRA Coverage •1x Bonus Amount •Reimbursement of up to $25,000 for the costs of outplacement services for the 12-month period following the Qualifying Termination

A-1

        APPENDIX A

Equity Awards.
All Equity Awards that are outstanding as of the date of the Participant’s Qualifying Termination shall be treated as follows:
1.Qualifying Termination prior to and not in connection with a Change in Control:

Upon a Qualifying Termination prior to and not in connection with a Change in Control (i) all of the time-based Equity Awards then held by a Participant shall vest and terminate in accordance with the terms of the applicable Equity Award agreements (and for avoidance of doubt there shall be no benefits under the Plan for time-based Equity Awards); and (ii) the performance-based Equity Awards then held by a Participant shall remain outstanding and shall become vested based on actual performance pursuant to the terms of the Equity Award, with the number of shares earned then prorated based on the number of days the Participant worked during such performance period and the payment or settlement of such Equity Award shall be as determined under the applicable Equity Award agreements.
2.Qualifying Termination in connection with a Change in Control:
In the event of a Qualifying Termination that occurs immediately prior to or within twenty-four (24) months following a Change in Control, (i) all of the time-based vesting conditions then applicable to the outstanding Equity Awards then held by a Participant shall automatically become fully vested as of the date of the Qualifying Termination and, if applicable, exercisable, as of the date of the Qualifying Termination; and (ii) the number of shares earned based on the performance conditions applicable to any performance-based Equity Awards then held by a Participant shall be determined as of the date of the Change in Control based on the target award amount; and unless the Equity Award is not assumed in the Change in Control, the Equity Award shall convert into a time-based Equity Award and shall become fully vested as of the Participant’s Qualifying Termination and the shares will be issued within sixty (60) days thereafter.
SERP Rights.
On the first to occur of a Participant’s Qualifying Termination in connection with a Change in Control or the effective date of a Change in Control, subject to the limitations of and compliance with Code Section 409A, the Participant will become fully vested in the Deferred Compensation Account in the Company’s Supplemental Employee Retirement Plan and, without regard to the Participant's payment elections previously made, will receive all benefit amounts under the Company’s Supplemental Employee Retirement Plan in a single, lump-sum cash payment as soon as practicable within sixty (60) days following the Qualifying Termination in connection with a Change in Control or effective date of a Change in Control.
A-2

        APPENDIX B

RESTRICTIVE COVENANTS AND IP ASSIGNMENTS
For purposes of this Appendix B, references to KEI or the Company shall include all Affiliates and references to “you” shall have the same meaning as “Leadership Team Member” under the Plan.
1.Restrictive Covenants.
A.Acknowledgements. You acknowledge and agree that the nature of your position (i) gives you access to and knowledge of Confidential Information (defined below), as well as KEI’s Customers, suppliers, and business contacts; (ii) that it places you in a position of trust and confidence with KEI and generates goodwill for the Company. You also understand and agree that the services you provide to KEI are unique, special, extraordinary, and irreplaceable.
B.Confidential Information. You acknowledge that, by virtue of your employment by KEI, you will be granted otherwise prohibited access to Confidential Information belonging to KEI, which is not known either to its competitors, within the industry generally, or to the public. You recognize that KEI’s Confidential Information is the Company’s valuable property that it developed over a significant period of time and at substantial expense, and that its exclusive knowledge and use of that Confidential Information is of great competitive importance and commercial value. You further acknowledge that KEI’s industry is highly competitive, and that KEI would be irreparably harmed by actual or threatened disclosure of its Confidential Information or the use of that Confidential Information by any competitor or outside party. Accordingly, you agree that you will not in any way during your employment with KEI or thereafter directly or indirectly use or disclose (or allow to be disclosed or used) any Confidential Information, except as necessary and authorized in the course of your employment with KEI.
C.Non-Competition. You agree that, for the duration of your employment with KEI and for a period of twelve (12) months following your Termination Date, you shall not directly or indirectly, whether for pay or otherwise, provide any services of any type to or on behalf of a Competitor, whether as an employee, independent contractor, partner, agent, consultant, owner, or otherwise; or hold any ownership interest in any Competitor of KEI. Nothing shall prohibit you from: (i) providing such services to a Competitor if your relationship with that Competitor does not involve you directly or indirectly providing services of any type related to Competitive Products; or (ii) owning up to 2% of any class of securities of any issuer if the securities are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and your ownership of such shares represents a passive interest in the issuer.
D.Non-Solicitation. During your employment with KEI and for a period of twelve (12) months thereafter, you will not directly or indirectly (i) participate in promoting, offering, or selling any Competitive Products to any Customer; (ii) solicit or encourage any KEI employee or independent contractor to terminate their employment or contractor relationship with KEI, or to become an employee or independent contractor of any Competitor; (iii) solicit or encourage any KEI supplier to terminate its business relationship with KEI, or to engage in a new relationship or expand an existing business relationship with any Competitor; or (iv) otherwise take any action that is intended to or can reasonably be expected to cause the termination of or

        APPENDIX B

interference with any business relationship or expectancy between KEI and any of its Customers, suppliers, independent contractors, or employees. You further agree that you will not induce (or attempt to induce), or aid any other person or entity to induce (or attempt to induce), any person or entity to breach any restrictive covenant agreement with KEI.
E.Immunity. Pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” If you are found to have wrongfully misappropriated trade secrets, you may be liable for, among other things, exemplary damages and attorneys’ fees.
F.Definitions. For purposes of this Appendix B:
i)“Competitive Products” shall mean products, services, or lines of business that KEI offers, manufactures, sells, or distributes (or demonstrably contemplates offering, manufacturing, selling, or distributing) within the last three (3) years of your employment. As of the Effective Date, these products, services, and lines of business include without limitation contract electronics manufacturing services, diversified manufacturing services, engineering, and supply chain support, for (a) electronic components, (b) non-electronic components, (c) medical disposables, (d) precision molded plastics, and (e) production automation, test, and inspection equipment in the (z) automotive, (y) medical, (x) industrial, and (w) public safety end markets.
ii)A “Competitor” of the Company shall mean any person or entity that engages (or intends to engage) in Competitive Products, or owns or controls (or intends to own or control) a significant interest in any entity that engages in Competitive Products.
iii) “Confidential Information” shall include, without limitation and as broadly as permissible under applicable law, all information in spoken, printed, electronic, or any other form or medium existing now or in the future and relating directly or indirectly to KEI, its businesses, or any existing or prospective Customer, supplier, investor, employee, or other person or entity that has entrusted information to KEI in confidence. Confidential Information also includes, without limitation, all trade secrets as defined under the Defend Trade Secrets Act of 2016, the Uniform Trade Secrets Act, or other applicable laws affording protection to trade secret and confidential information. Notwithstanding the foregoing, Confidential Information shall not include any information that was lawfully in your possession prior to (and not obtained in connection with) commencing employment with KEI.
iv)A “Customer” of the Company shall mean any person or entity that has purchased any products or services from KEI during the last three (3) years of your employment and (i) you communicated with in any way during the past twelve (12) months; or (ii) about whom you possess Confidential Information or other nonpublic information.

        APPENDIX B

G.Reasonableness and Enforcement of Covenants. You acknowledge and agree that the foregoing covenants are reasonable and not contrary to public policy, and that such restrictions are intended solely to safeguard the protectable interests and legitimate business needs of KEI. You further acknowledge and agree that your adherence to these restrictions will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with KEI (your “Termination Date”). In addition to any other remedies provided by law, KEI may obtain equitable relief from any actual or threatened violation of this Appendix B, including specific performance and temporary or permanent injunctive relief. You agree that KEI may disclose the fact and terms of this Appendix B to any future actual or prospective employer, and you waive any claims against KEI resulting from such disclosure. Additionally, KEI reserves the right to take disciplinary action, up to and including termination for violations of this Appendix B occurring during your employment with KEI. Should you violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which you cease to be in violation of such obligation. If KEI prevails in a final, non-appealable judgment in any legal proceedings to enforce this Appendix B, you agree to pay KEI all costs and attorneys’ fees it reasonably incurs in connection with such proceedings.
H.Future Employment. Before beginning employment with another employer at any time within twelve (12) months after your Termination Date, you agree to notify KEI, in writing, of the name and business address of your prospective employer and the job title or position in which you will be employed. If your prospective employment is with a Competitor, you agree to seek KEI’s written consent to such employment, and the Company will not unreasonably withhold such consent if you have complied with all other provisions of this Appendix B and provided sufficient information to KEI to demonstrate that your employment will not result in a breach of any other provision of this Appendix B. By consenting to your employment with a Competitor, KEI does not waive any other provision of this Appendix B and any consent shall be non-precedential and limited solely to the specific circumstances under which the Company grants it. The Company reserves the right to withdraw such consent if you breach any other provision of this Appendix B, if the nature of your employment with the Competitor or the Competitor’s business materially changes, or if any of the representations you make to KEI regarding the nature of your employment or the Competitor’s business are false or misleading.
2.Proprietary Rights. You acknowledge that both parties intend that (i) all Employment IPRs, Employment Works and all materials embodying them shall be promptly and fully disclosed to and will belong to KEI; (ii) Employment Works, and all materials contained therein or prepared therefor, shall be deemed to be Work Made For Hire on behalf of KEI as such term is defined under the copyright laws of the United States, and that KEI shall be the sole owner of the Employment Works, and all underlying rights therein, worldwide and in perpetuity.
A.In the event that the Employment Works, or any portion thereof, do not qualify or are deemed not to be Work Made For Hire, you hereby irrevocably grant, transfer, assign, and convey any and all right, title, and interest of any kind in and to the Employment Works and all materials contained therein or prepared therefor, and any improvements thereon, including all Employment IPRs and Intellectual Property Rights, to KEI to the maximum extent permitted by

        APPENDIX B

applicable law, to the extent ownership of any such rights does not vest originally in KEI. You further agree that you shall never transfer, license or assign the Employment Works and/or any Intellectual Property Rights therein to any third party, nor purport to do the same, nor contest KEI’s exclusive, complete, and unrestricted ownership in and to the Employment Works and/or any Intellectual Property Rights therein, nor claim adverse rights therein. In addition to the foregoing, you acknowledge that you shall not be entitled to any compensation other than that provided for in this Appendix B for any of the Employment Works and/or any Intellectual Property Rights therein.
B.You agree that you have not created, invented, designed, developed, contributed to or improved any Works prior to your employment by KEI that are relevant to or implicated by such employment or status (“Prior Works”). However, should you use or incorporate any Works later determined to be Prior Works in any work or development during your employment at KEI you hereby grant KEI a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights of any kind in any such Prior Works for all purposes in connection with KEI’s current and future business. You shall have the burden of proving that any Works created, invented, designed, developed, contributed to or improved by you that are relevant to or implicated by your employment by KEI are not Employment Works.
C.You agree to maintain any type or form of records, execute any further documents, and take any further actions requested by KEI to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting, or registering any of their rights hereunder. If you are unable to or do not execute a document or take any action for any reason, you irrevocably designate and appoint KEI as your agent and attorney-in-fact to act in your behalf in all applicable instances, including with any government authorities or agencies.
D.You agree not to attempt to register any Employment IPR or patent any Employment Works unless requested to do so by KEI; and to keep confidential each Employment Work unless KEI has consented in writing to its disclosure by you.
E.You waive all your present and future moral rights which arise under the applicable laws, and all similar rights in other jurisdictions, relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain, or permit any claim for infringement of moral rights in such copyright works.
F.You agree to give all necessary assistance to KEI to enable it to enforce Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights, and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.
G.Limitations. Your assignments under this Section do not apply to Works for which no equipment, supplies, facility, or Confidential Information of KEI was used and which was developed entirely on your own time, unless the invention relates to: (a) the business of KEI, or (b) KEI’s actual or demonstrably anticipated research or development, or the Work results from any work performed by you for KEI.

        APPENDIX B

H.Definitions. For purposes of this Appendix B:
i)“Employment Works” shall mean any Works which are made wholly or partially by you at any time during the course of your employment with KEI and within the scope of such employment or status and/or with the use of any KEI resources and whether or not recorded in material form.
ii)“Employment IPRs” shall mean Intellectual Property Rights created by you in the course of your employment with KEI (whether or not during working hours or using KEI premises or resources and whether or not recorded in material form).
iii)“Intellectual Property Rights” shall mean any and all right, title and interest in and to the Employment Works and all materials contained therein or prepared therefore, and any improvements thereon, including all intellectual property rights, including, without limitation, any and all rights that may exist from time to time in this or any other jurisdiction whether foreign or domestic under patent law, copyright law, publicity rights law, moral law, trade secret law, semiconductor chip law, trademark law, unfair competition law, or other similar protections regardless of whether or not such rights or protections are registered or perfected.
iv)“Works” shall mean any invention, idea, concept, creation, plan, discussion, discovery, process, writing, artwork, audiovisuals, manuals, designs, drawings, graphics, computer programs, source code, object code, code/software, documentation, original work of authorship, development, improvement or innovation, or any other production of any nature whatsoever whether or not patentable or capable of registration, and whether or not recorded in any material form.
3.Return of KEI Property. At KEI’s request and on your Termination Date, you will return to KEI all computer hardware, software, or other media, program codes or documentation, contracts, proposals, plans, lists, reports, schedules, manuals, files, and all other tangible or intangible documents, copies, or items which relate in any way to the business of KEI, including, without limitation, all materials that constitute, contain, or refer to any Confidential Information; and give to KEI all originals and copies of correspondence, documents, papers and records on all media which record or relate to any Employment IPRs.
4.Severability. If any provision of this Appendix B is declared unenforceable, the remaining provisions of this Appendix B will remain in effect. If any restriction on your post-employment activities is found by a court to be unreasonable or overly broad with respect to time, geography, or scope of the activities restricted, you and KEI agree that the court before which the matter is pending will enforce the restriction to the maximum extent it deems enforceable. Restrictions will be deemed divisible as to time, geographical scope, and scope of the activities restricted.
5.Waiver. KEI’s failure to insist on strict compliance with any terms in this Appendix B is not a waiver of such terms. No breach of the covenants stated herein can be waived, except expressly in writing.

        APPENDIX B

6.Jury Waiver. HAVING HAD THE OPPORTUNITY TO CONSULT COUNSEL OF THEIR CHOICE, THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS APPENDIX B, ANY DOCUMENT DELIVERED PURSUANT TO THIS APPENDIX B, AND/OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS APPENDIX B.
7.Other Agreements. The covenants and agreements in this Appendix B are in addition to, and do not replace or supersede, any other restrictive covenants or intellectual property assignments you may have agreed to with the Company.
8.Successors and Assigns. This Appendix B is intended to bind and inure to the benefit of and be enforceable by you, KEI, and any respective heirs, successors and assigns, except that you shall not have any right to assign or otherwise transfer this Appendix B, or any of your rights, duties, or any other interest herein to any party without the prior written consent of KEI. Any such purported assignment shall be null and void. KEI may assign this Appendix B to any successor or assign to all or substantially all of the business or assets of the Company.
9.Notice. Notices and all other communications pursuant to this Appendix B shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to KEI will be directed to the attention of its Board of Directors in care of the General Counsel of the Company at 1205 Kimball Blvd., Jasper, IN 47546 and with a copy via e-mail to KEILegalNotices@kimballelectronics.com. All notices and communications will be deemed to have been received on their date of delivery or on the third business day after the mailing thereof, except that notices of changes of address will be effective only upon receipt.
10.Survival. The provisions of this Appendix B shall survive the termination of your employment or this Plan for any reason. Upon the expiration or other termination of this Appendix B, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the parties’ intentions under this Appendix B.
11.Acknowledgement of Full Understanding. YOU ACKNOWLEDGE AND AGREE (I) THAT YOU HAD AN EQUAL OPPORTUNITY TO FULLY READ AND UNDERSTAND ALL OF THE TERMS OF THIS APPENDIX B; (II) THAT THIS APPENDIX B PROVIDES YOU VALUABLE CONSIDERATION TO WHICH YOU ARE NOT OTHERWISE ENTITLED, SUCH AS POTENTIAL ELIGIBILITY FOR THE PLAN; (III) THAT BY ACCEPTING OR CONTINUING EMPLOYMENT WITH THE COMPANY AND POTENTIAL ELIGIBILITY FOR THE PLAN, YOU ARE CHOOSING TO VOLUNTARILY ENTER INTO THIS APPENDIX B; AND (IV) THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE ABOUT THIS APPENDIX B.